EXHIBIT 99

PRESS RELEASE

FOR IMMEDIATE RELEASE

NOVEMBER 8, 2006

VIEWPOINT FINANCIAL GROUP

REPORTS THIRD QUARTER 2006 EARNINGS

Plano, TX - ViewPoint Financial Group (NASDAQ: VPFG) (the "Company"), the holding company for ViewPoint Bank, announced financial results today for the quarter ended September 30, 2006. Detailed results of the quarter are available in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, which will be filed today and posted on our website, http://viewpointbank.com. Highlights for the quarter include:

  Net income of $1.5 million for the quarter ended September 30, 2006, an increase of 172.5% from the same period last year
  Total assets of $1.56 billion, an increase of 9.0% from December 31, 2005
  Total securities of $286.8 million, an increase of 99.4% from December 31, 2005
  Total shareholders' equity of $212.7 million, an increase of 110.2% from December 31, 2005

Result of Operations for the Quarter Ended September 30, 2006

             Net income for the quarter was $1.5 million, compared to $560,000 for the same period last year. The increase in income primarily resulted from a lower provision for loan losses and lower noninterest expenses, coupled with a modest increase in net interest income and noninterest income.

             Interest income increased by $2.4 million to $19.0 million for the quarter compared to $16.6 million for the same period last year. The increase in interest income was primarily related to increases in the interest earned on investments and interest-earning deposits at other financial institutions.

             Interest expense increased by $2.3 million to $8.3 million for the quarter compared to $6.0 million for the same period last year. The increase in interest expense was primarily due to the rising interest rate environment and the repricing of deposit accounts to those higher interest rates.

             Noninterest expense decreased by $1.0 million to $13.3 million for the quarter compared to $14.3 million for the same period last year. The decrease in noninterest expense was primarily due to decreases in salary expense, office operations, and advertising.

Financial Condition as of September 30, 2006

             Total assets increased by $128.9 million to $1.56 billion at September 30, 2006 from $1.43 billion at December 31, 2005. The increase was primarily a result of growth in investment securities and cash and cash equivalents, which was partially offset by a decrease in net loans.

             Our net loan portfolio decreased by $104.1 million to $971.4 million at September 30, 2006 from $1.08 billion at December 31, 2005. This decline in the portfolio is attributable to our lending strategy to diversify the loan portfolio. We continue to emphasize the origination of residential mortgage loans and decrease originations of consumer loans, particularly indirect automobile loans. In addition, we are focused on commercial lending, primarily commercial real estate lending.

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             Total deposits increased by $4.1 million to $1.26 billion at September 30, 2006. Time deposits and demand deposits increased, while savings and money market accounts decreased.

             Federal Home Loan Bank advances increased by $5.2 million to $52.9 million at September 30, 2006 from $47.7 million at December 31, 2005. As of September 30, 2006, the current balance of settled advances at the Federal Home Loan Bank was $52.9 million with a weighted average rate of 4.62%.

             Total equity increased by $111.5 million to $212.7 million at September 30, 2006 from $101.2 million at December 31, 2005. The increase in equity was primarily due to the completion of our minority stock offering, which closed on September 29, 2006. An increase in accumulated other comprehensive income of $1.3 million associated with the unrealized gain on available for sale securities also contributed to the increase in equity.

             On September 29, 2006 the Company completed its minority stock offering by selling 11,604,938 shares of common stock at $10 per share. Earnings per share for the two days following the close of the stock offering, September 29 and 30, were immaterial and therefore not disclosed in this press release.

About ViewPoint Financial Group

             ViewPoint Financial Group is the holding company for ViewPoint Bank. ViewPoint Bank operates 34 branches in the Dallas/Fort Worth Metroplex, 17 of which are in-store locations and 2 of which are loan production offices. ViewPoint Financial Group employs 537 full-time equivalent employees in the operations of its business.

             This report may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the "PSLRA"). Such forward-looking statements, in addition to historical information, which involve risk and uncertainties, are based on the beliefs, assumptions and expectations of management of the Company. Words such as "expects," "believes," "should," "plans," "anticipates," "will," "potential," "could," "intend," "may," "outlook," "predict," "project," "would," "estimates," "assumes," "likely," and variations of such similar expressions are intended to identify such forward-looking statements. Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to the financial condition, expected or anticipated revenue, and results of operations and business of the Company, including earnings growth; revenue growth in retail banking, lending and other areas; origination volume in the Company's consumer, commercial and other lending businesses; current and future capital management programs; non-interest income levels, including fees from the abstract subsidiary and banking services as well as product sales; tangible capital generation; market share; expense levels; and other business operations and strategies. For this presentation, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

             Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in tax policies; rates and regulations of federal, state and local tax authorities; changes in interest rates; deposit flows; the cost of funds; demand for loan products; demand for financial services; competition; changes in the quality and composition of the Company's loan and investment portfolios; changes in management's business strategies; changes in accounting principles, policies or guidelines; changes in real estate values and other factors discussed elsewhere in this report and factors set for under Risk Factors in our Registration Statement on Form S-1. The forward-looking statements are made as of the date of this report, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

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VIEWPOINT FINANCIAL GROUP AND SUBSIDIARIES
Condensed Consolidated Statements of Condition (unaudited)
(In thousands)

	September 30, 2006	December 31, 2005
ASSETS
Cash and cash equivalents	231,969	125,513
Certificates of deposit with other financial institutions	-	11,000
Securities available for sale, at fair value	268,420	101,860
Securities held to maturity	18,379	41,962
Loans, net of allowance of $6,743 - September 30, 2006,
$7,697 - December 31, 2005	971,386	1,075,473
Federal Home Loan Bank stock	3,938	3,958
Premises and equipment, net	43,403	44,687
Accrued interest receivable and other assets	19,437	23,609
Total Assets	$ 1,556,932	$ 1,428,062
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
Non-interest-bearing demand	$ 217,358	$ 195,377
Interest-bearing demand	100,024	106,604
Savings and money market	683,717	760,442
Time	260,698	195,304
Total deposits	1,261,797	1,257,727
Federal Home Loan Bank advances	52,867	47,680
Other liabilities	29,570	21,474
Total shareholders' equity	212,698	101,181
Total Liabilities and Shareholders' Equity	$ 1,556,932	$ 1,428,062

VIEWPOINT FINANCIAL GROUP AND SUBSIDIARIES
Condensed Consolidated Statements of Income (unaudited)
(In thousands)

	Three Months Ended		Nine Months Ended
	-----September 30-----		----September 30, ----
	2006	2005	2006	2005
Interest income	18,954	16,548	53,142	47,812
Interest expense	8,328	5,975	22,727	16,865
Net interest income	10,626	10,573	30,415	30,947
Provision for loan losses	671	1,568	1,479	3,805
Net interest income after provision for
loan losses	9,955	9,005	28,936	27,142
Noninterest income	5,952	5,886	17,160	19,022
Noninterest expense	13,338	14,331	42,638	41,956
Income before income tax expense	2,569	560	3,458	4,208
Income tax expense (benefit)	1,043	-	(4,281)	-
Net income	$ 1,526	$ 560	$ 7,739	$ 4,208
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